Exhibit 99.1

AvalonBay Communities, Inc.
Press Release

Contact:	Thomas J. Sargeant
Executive Vice President, Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES SECOND QUARTER 2003 OPERATING RESULTS

     ALEXANDRIA, VA (July 17, 2003) — AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today its second quarter 2003 operating results. Highlights follow:

•	Earnings per Share diluted (“EPS”) for the quarter ended June 30, 2003 was $1.08 compared to $0.46 for the comparable period of 2002, a per share increase of 134.8%. EPS for the six months ended June 30, 2003 was $1.57 compared to $0.97 for the comparable period of 2002, a per share increase of 61.9%.

•	Funds from Operations diluted (“FFO”) for the quarter ended June 30, 2003 was $0.83 per share compared to $0.95 per share for the same period of 2002, a decrease of 12.6%. FFO per share for the six months ended June 30, 2003 was $1.67 per share compared to $1.94 per share for the comparable period of 2002, a decrease of 13.9%.

•	During the second quarter 2003, the Company sold five communities comprising the entire Minneapolis, Minnesota portfolio and a single asset in Huntington Beach, California. These six communities, which contained a total of 1,728 apartment homes, were sold for an aggregate sales price of $185,425,000 resulting in a gain reported in accordance with Generally Accepted Accounting Principles (“GAAP”) of $54,511,000 and an Economic Gain of $34,345,000. The weighted average Initial Year Market Cap Rate related to these communities was 6.8%.

•	For the Company, including discontinued operations, total revenue as compared to the same period of 2002 decreased $1,028,000, or 0.6%, to $158,338,000 for the quarter ended June 30, 2003 and increased $387,000, or 0.1%, to $318,562,000 for the six months ended June 30, 2003.

•	Established Communities rental revenue decreased 4.9%, operating expenses increased 4.7% and Net Operating Income (“NOI”) decreased 8.8% for the quarter ended June 30, 2003 as compared to the same period of 2002. On a sequential basis, as compared to the first quarter 2003, Established Communities rental revenue decreased 0.3%, operating expenses increased 1.2% and NOI decreased 0.9% for the quarter ended June 30, 2003. Established Communities rental revenue decreased 5.4%, operating expenses increased 6.9% and NOI decreased 10.1% for the six months ended June 30, 2003 as compared to the same period of 2002.

•	The Company expects EPS within a range of $0.59 to $0.63 for the third quarter of 2003 and $3.23 to $3.37 for the full year 2003.

•	The Company expects Projected FFO per share in the range of $0.77 to $0.81 for the third quarter of 2003 and $3.18 to $3.32 for the full year 2003.

Earnings Release and Attachments

In addition to this release, the Company also publishes a complete discussion of its second quarter 2003 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat 5.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

Conference Call and Webcast

The Company will hold a conference call on July 18, 2003 at 1:00 PM Eastern Daylight Time (EDT) to review and answer appropriate questions about these results and projections, the Full Release and the Attachments described above, and related matters. The domestic number to call to participate is 1-877-510-2397, and the international number to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 – Access Code: 1377906. A live webcast and an on-line playback of the conference call will also be available on the Company’s website at http://www.avalonbay.com/earnings.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”

•	FFO

•	Projected FFO

•	Economic Gain

•	Initial Year Market Cap Rate

•	Established Communities

•	NOI

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 142 apartment communities containing 42,147 apartment homes in ten states and the District of Columbia, of which ten communities are under construction and two communities are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing upscale apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web Site at http://www.avalonbay.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter or the full year 2003. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and is calculated by the Company as net income or loss computed in accordance with GAAP, except that excluded from net income or loss are gains or losses on sales of property, impairment losses on planned dispositions and extraordinary gains or losses (as defined by GAAP); plus depreciation of real estate assets; and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2003	2002	2003	2002

Net income	$76,468	$37,346	$113,856	$78,067
Dividends attributable to preferred stock	(2,426)	(5,031)	(6,114)	(10,062)
Depreciation (real estate related)	37,346	32,639	74,052	64,028
Depreciation (discontinued operations)	—	1,821	437	3,725
Joint venture adjustments	177	317	580	639
Minority interest	379	405	762	810
Gain on sale of communities	(54,511)	—	(68,583)	—

FFO available to common stockholders	$57,433	$67,497	$114,990	$137,207

Average shares outstanding — diluted	68,903,145	71,194,749	69,007,504	70,907,977

EPS — diluted	$1.08	$0.46	$1.57	$0.97

FFO per common share — diluted	$0.83	$0.95	$1.67	$1.94

Projected FFO, as provided within this release in the Company’s outlook for 2003, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for both the third quarter and the full year 2003 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted)- Q3 03	$0.59	$0.63
Projected depreciation (real estate related)	0.52	0.57
Projected gain on sale of communities	(0.34)	(0.39)

Projected FFO per share (diluted) — Q3 03	$0.77	$0.81

Projected EPS (diluted) — Full Year 2003	$3.23	$3.37
Projected depreciation (real estate related)	2.11	2.19
Projected gain on sale of communities	(2.16)	(2.24)

Projected FFO per share (diluted) — Full Year 2003	$3.18	$3.32

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented below:

		Accumulated
Gross Sales	GAAP	Depreciation	Economic
Price	Gain	and Other	Gain

$185,425,000	$54,511,000	$(20,166,000)	$34,345,000

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $250 per apartment, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2003, Established Communities are communities that have Stabilized Operations as of January 1, 2002 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income and minority interest, depreciation expense, gain on sale of communities, impairment losses and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2003	2002	2003	2003	2002

Net income	$76,468	$37,346	$37,388	$113,856	$78,067
Property management and other indirect operating expenses	7,056	7,105	7,997	15,053	15,592
Interest income	(880)	(973)	(902)	(1,782)	(2,105)
Interest expense	34,476	28,330	34,369	68,844	55,682
General and administrative	3,623	3,437	3,631	7,254	7,044
Joint venture income and minority interest	27	184	70	97	(132)
Depreciation expense	38,185	33,223	37,838	76,024	65,252
Gain on sale of communities	(54,511)	—	(14,072)	(68,583)	—
Discontinued operations	(1,363)	(3,725)	(3,414)	(4,778)	(7,245)

NOI from continuing operations	$103,081	$104,927	$102,905	$205,985	$212,155

Established:
Northeast	$25,935	$27,898	$25,197	$51,132	$56,768
Mid-Atlantic	12,105	12,715	12,008	24,113	25,870
Midwest	2,248	2,630	2,097	4,345	5,260
Pacific NW	4,107	4,878	4,391	8,498	9,977
No. California	25,134	28,647	26,246	51,380	58,833
So. California	7,732	7,981	8,045	15,777	15,956

Total Established	77,261	84,749	77,984	155,245	172,664

Other Stabilized	15,730	14,277	15,365	31,095	27,403
Development/Redevelopment	10,013	5,335	9,176	19,188	10,326
Non-Allocated	77	566	380	457	1,762

NOI from continuing operations	$103,081	$104,927	$102,905	$205,985	$212,155

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved